Exhibit 8.1

222 EAST 41ST STREET  •  NEW YORK, NEW YORK  10017.6702

TELEPHONE: +1.212.326.3939 • FACSIMILE: +1.212.755.7306

March 12, 2015

New Laser Corporation

1 Monster Way

Corona, CA 92879

Re:          Registration Statement on Form S-4 Filed by New Laser Corporation

Ladies and Gentlemen:

We have acted as counsel to New Laser Corporation, a Delaware corporation (“New Monster”), in connection with the merger (the “Holding Company Reorganization”) of New Laser Merger Corp., a Delaware corporation (“Merger Sub”), and Monster Beverage Corporation, a Delaware corporation (“Old Monster”), with Old Monster surviving as a wholly owned subsidiary of New Monster, pursuant to (i) the Transaction Agreement (the “Transaction Agreement”), dated August 14, 2014, by and among Old Monster, New Monster, Merger Sub, The Coca-Cola Company (“TCCC”) and European Refreshments Limited, a wholly owned subsidiary of TCCC, and (ii) the Asset Transfer Agreement (the “Asset Transfer Agreement”), dated August 14, 2014, by and among Old Monster, New Monster and TCCC.  We are issuing this opinion in connection with the registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) in connection with the Holding Company Reorganization.

For purposes of rendering our opinion, we have reviewed the Transaction Agreement, the Asset Transfer Agreement, the Registration Statement and such other documents and records as we have deemed necessary or appropriate.  In addition, we have assumed that (i) the Holding Company Reorganization will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Transaction Agreement and the Asset Transfer Agreement, none of which will be waived or breached, and the Holding Company Reorganization will be effective under applicable state law, and (ii) the statements and descriptions concerning the Holding Company Reorganization and the representations set forth in the Transaction Agreement, the Asset Transfer Agreement and the Registration Statement are true, correct and complete as of the date of this letter and will continue to be true, correct and complete at all times up to and including the effective time of the Holding Company Reorganization.  If any of the foregoing assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

Our opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, administrative interpretations and court decisions as in effect on the date of this letter.  These authorities are subject to change, which could be retroactive, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below.  An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion set forth below.

ATLANTA • BEIJING • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • FRANKFURT • HONG KONG • HOUSTON
IRVINE • LONDON • LOS ANGELES • MADRID • MENLO PARK • MILAN • MOSCOW • MUNICH • NEW DELHI • NEW YORK
PARIS • PITTSBURGH • SAN DIEGO • SAN FRANCISCO • SHANGHAI • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Based upon and subject to the foregoing, we are of the opinion that the description set forth under the caption “Material U.S. Federal Income Tax Consequences Of The Transactions” in the Registration Statement correctly describes, as of the date hereof, the material aspects of the U.S. federal income tax treatment of the Transactions, including the Holding Company Reorganization, to New Monster, Old Monster and U.S. holders of Old Monster common shares.

We express no opinion as to any laws other than the federal income tax laws of the United States of America and do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above.

This letter is furnished to you solely for use in connection with the Registration Statement, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written consent.  We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the reference to our Firm under the captions “Material U.S. Federal Income Tax Consequences Of The Transactions” and “Legal Matters” in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/ Jones Day